Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 21st day of July, 2010, by and between Robert F. Dvorak (the “Executive”) and Bourland & Leverich Supply Co. LLC, a Delaware limited liability company (the “Company”). This Agreement shall become effective upon the Closing (as defined in that certain Asset Purchase Agreement by and among the Company, Bourland & Leverich Holding Company, a Texas corporation, Bourland & Leverich Supply Co., L.C., a Texas limited liability company, Bourland & Leverich Holding Company of Nevada, a Nevada corporation, B&L Supply Properties, LLC, a Texas limited liability company, Rick B. Leverich and Bourland & Leverich Holdings LLC, a Delaware limited liability company, dated as of the date hereof) (the “Effective Date”), and shall be null and void ab initio in the event that the Closing does not occur.

W I T N E S S E T H

IN CONSIDERATION of the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1. Employment. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Executive as its President and Chief Executive Officer and in such other positions with the Company and its affiliates as the Company may determine from time to time, and the Executive hereby agrees to be so employed and to perform such services as may from time to time be assigned to him by the manager (within the meaning of the Delaware Limited Liability Company Act) of the Company or any successor governing body thereto or any committee designated for such purpose thereby (the “Board”). In performing his duties and responsibilities hereunder, the Executive shall (i) report directly to the Board or its designee, (ii) devote his best efforts and his full business time and attention to the business and affairs of the Company and its affiliates and (iii) conduct himself and all business in a manner consistent with a high regard for ethical standards and sound business practices.

2. Term of Employment. The Executive’s initial term of employment pursuant to this Agreement shall be for one (1) year, commencing on the Effective Date (the “Initial Term”). On the first day immediately following the expiration of the Initial Term and on each anniversary thereof, the Executive’s term of employment pursuant to this Agreement shall be renewed automatically for a period of one (1) year (each such one-year period being referred to herein as a “Renewal Term”), unless either the Company or the Executive elects not to renew the Executive’s employment for such Renewal Term by giving written notice thereof to the other party at least thirty (30) days prior to the Expiration Date (as herein defined). The Initial Term and each Renewal

Term, if any, are referred to herein as the “Term.” For purposes hereof, at any relevant time, the next date on which the Term is scheduled to expire shall be deemed the “Expiration Date.”

3. Compensation and Other Related Matters.

3.1 Base Salary. The Executive’s base salary shall be as stated in Exhibit A attached hereto and made a part hereof (“Base Salary”). Base Salary shall be paid in U.S. Dollars in accordance with the applicable payroll policy of the Company, as may be in effect from time to time. The Base Salary shall be reviewed for increase (but not decrease) by the Board or any committee designated for such purpose thereby no less than annually.

3.2 Bonus. During the Term, the Executive shall be eligible to earn a quarterly bonus in accordance with the bonus policy of the Company as it may change from time to time (the “Bonus”). The Bonus shall be based on the Company’s earnings before interest, taxes, depreciation and amortization, with such adjustments as may be determined by the Board in its sole discretion (“EBITDA”). The Executive’s target Bonus opportunity with respect to each quarter is set forth in Exhibit A and the EBITDA targets with respect to each quarter shall be established by the Board in its sole discretion. Payment of any Bonus shall be made (i) in U.S. Dollars and (ii) within 45 days after the end of the quarter to which such Bonus relates (provided that the Executive is employed by the Company on the last day of the quarter to which such Bonus relates). The Company retains the right, in its sole discretion, to modify or change its bonus policy from time to time.

3.3 Expenses. During the Term, the Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary travel, entertainment and out-of-pocket expenses incurred by the Executive in the performance of his duties hereunder, provided that the Executive properly accounts therefor in accordance with the Company’s expense reimbursement policies as in effect from time to time. Reimbursement for any extraordinary expenses in amount or type must be approved in advance in accordance with the Company’s expense reimbursement policies in effect at such time. All reimbursements will be made to the Executive as soon as practicable following submission of satisfactory evidence to the Company, but in no event later than the last day of the calendar quarter following the calendar quarter in which such expenses were incurred. The Executive shall submit all requests for reimbursement as soon as is reasonably practicable after the expense for which reimbursement is sought was incurred (but in no event later than 75 days after such expense was incurred). In addition, no reimbursement shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement during any calendar year shall not affect the amount available for reimbursement in a subsequent calendar year.

3.4 Employee Benefits. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans (subject to eligibility qualification) that are generally made available to the Company’s employees, as may be in effect from time to time. The Company retains the right, in its sole discretion, to modify or cancel, at any time and for any reason, any such employee benefit plans offered to its employees.

3.5 Automobile Allowance. During the Term, the Executive shall be entitled to receive a monthly automobile allowance in the amount of $800, such amount to be paid in accordance with the Company’s automobile allowance policy, as may be in effect from time to time.

3.6 Equity Participation. During the Term, the Executive shall be eligible to participate in the Bourland and Leverich Holdings LLC 2010 Equity Incentive Plan (the “Plan”) in accordance with the terms of the Plan.

4. Termination of Employment.

4.1 Termination for Cause. The Company may, at any time and in its sole discretion, terminate the Executive’s employment for Cause (as herein defined) by delivery to the Executive of a written notice of termination (a “Termination Notice”) specifying the nature of such Cause, effective as of the date of such Termination Notice (the effective date of the Executive’s termination of employment is referred to herein as the “Termination Date”). For purposes hereof, “Cause” shall mean (i) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (ii) the commission of a fraudulent act or practice by the Executive that adversely affects the Company; (iii) the willful failure by the Executive to follow the lawful directions of the Board or the Executive’s supervisor; (iv) the Executive’s habitual drunkenness or use of illegal substances, each as determined in the reasonable discretion of the Board; (v) the material breach by the Executive of this Agreement; or (vi) an act of gross neglect or gross or willful misconduct that relates to the affairs of the Company which the Board in its reasonable discretion deems to be good and sufficient cause for termination; provided, however, that prior to a termination for Cause pursuant to clauses (iii), (v) and/or (vi) hereof, the Executive shall have ten (10) days following his receipt of the Termination Notice to cure the breach specified therein to the reasonable satisfaction of the Board; provided further, however, that the Executive shall have the right to cure any such breach only one (1) time in any twelve (12) month period. In the event of a termination for Cause during the Term, the Company’s sole obligation to the Executive shall be to pay to the Executive his accrued but unpaid Base Salary through the Termination Date and any other vested benefits he is entitled to receive under the terms of the Company’s employee benefit plans in which he was participating immediately prior to such termination, excluding any bonus plans or policies (the “Accrued Benefits”).

4.2 Termination for Disability. If at any time during the Term, the Executive, due to his physical or mental injury, illness or incapacity shall fail to perform satisfactorily his duties hereunder for a period of three (3) consecutive months or for a non-consecutive period of five (5) months within any twelve (12) month period, the Company may terminate his employment for “Disability” upon not less than thirty (30) days prior written notice to the Executive. In the event of a termination for Disability during the Term, the Company’s sole obligation to the Executive shall be to pay to the

Executive (i) the Accrued Benefits, plus any earned but unpaid Bonus and (ii) an amount equal to the greater of six (6) months of Base Salary or the Base Salary that the Executive would have received for the remainder of the calendar year in which such termination occurs had no such termination occurred, in either case, payable in equal installments in accordance with the Company’s payroll procedures (as may be in effect from time to time) over the twelve (12) month period following the Termination Date.

4.3 Termination Due to Death. The employment of the Executive shall terminate immediately upon the Executive’s death. In the event of the Executive’s death during the Term, the Company’s sole obligation to the Executive shall be to pay to the Executive’s estate (i) the Accrued Benefits, plus any earned but unpaid Bonus, (ii) continued Base Salary for a period of six (6) months (payable in accordance with the Company’s payroll procedures, as may be in effect from time to time) and (iii) a pro rata Bonus for the quarter in which such termination occurs (as determined by the Board in its sole discretion) (a “Pro-Rata Bonus”) payable within forty-five (45) days after the end of the quarter in which such termination occurs.

4.4 Termination without Cause or Termination for Good Reason. The Company may, at any time during the Term and in its sole discretion, immediately terminate the Executive’s employment without Cause by delivery to the Executive of a Termination Notice, effective as of the date of such Termination Notice or such later date specified therein. In addition, the Executive may, during the Term, terminate his employment for Good Reason (as herein defined) as provided herein. A termination for “Good Reason” shall mean a termination at the initiative of the Executive under this Section 4.4 following the occurrence, without the Executive’s written consent, of one or more of the following events:

(a)	a material reduction in the Executive’s Base Salary;

(b)	a material diminution of the Executive’s authority, responsibilities or duties;

(c)	the occurrence of any action or inaction which causes a material breach by the Company of its obligations under this Agreement; or

(d)	a change of the Executive’s primary place of employment to a location more than one hundred (100) miles from the city limits of Pampa, Texas.

For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless the Executive provides the Company with a Termination Notice describing in detail the event or events alleged to constitute Good Reason within 90 days after the initial occurrence of such condition, and the Company shall have failed to cure such event or events within thirty (30) days after receiving such Termination Notice.

In the event that, during the Term, the Company terminates the employment of the Executive without Cause (and other than due to death or Disability) or the Executive terminates his employment for Good Reason, the Company’s sole obligation to the Executive shall be to pay to the Executive (i) the Accrued Benefits, plus any earned but unpaid Bonus, (ii) continued Base Salary for a period of twelve (12) months, payable in accordance with the Company’s regular payroll practices, as may be in effect from time to time and (iii) a Pro-Rata Bonus payable within forty-five (45) days after the end of the quarter in which such termination of employment occurs.

4.5 COBRA. For a period of six (6) months in the event of a termination due to death or Disability and for a period of twelve (12) months in the event of a termination by the Company without Cause or by the Executive for Good Reason, if the Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the COBRA premium necessary (or the portion thereof) for the Executive to have continued participation in the Company’s medical plan at the same level of benefits (and cost to the Executive) as is made available by the Company to its employees generally; provided, however, that the Company’s obligation to provide such benefits shall (i) terminate earlier if (and on the date on which) the Executive receives substantially comparable coverage and benefits under the medical plan of a subsequent employer and (ii) in no event extend beyond the period of time during which COBRA coverage is available to the Executive as the result of his termination of employment with the Company.

4.6 Voluntary Termination by the Executive Without Good Reason. The Executive may terminate his employment during the Term without Good Reason by providing the Company with a Termination Notice at least 30 days prior to such termination. In such an event, the Company’s sole obligation to the Executive shall be to pay the Accrued Benefits.

4.7. Duties in Connection with Termination. Subject to the terms and conditions of this Agreement, to the extent that there is a period of time elapsing between the date of delivery of a Termination Notice and the Termination Date, the Executive shall continue to perform his duties as set forth in this Agreement during such period, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this Section 4, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Termination Notice; provided, however, that during the period of suspension, the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

4.8 Surviving Obligations. Upon the Executive’s termination of employment for any reason, the Executive’s obligations relating to confidentiality, non-competition and non-solicitation (as set forth in Sections 6 and 7, and in any other agreement between the Executive and the Company or its affiliates) shall survive such termination of employment.

4.9 No Further Liability; Release. The Executive agrees that the amounts payable to the Executive under this Section 4 upon his termination of employment shall be the sole and exclusive amounts payable by the Company to the Executive in connection therewith. Notwithstanding anything contained in this Section 4 to the contrary, the Executive’s receipt of any of the severance benefits set forth in Section 4.4 (other than the Accrued Benefits) shall be conditioned on the Executive’s execution of a release of claims in form and substance satisfactory to the Company, such that such release is effective (with all revocation periods having expired unexercised) within sixty (60) days following the Executive’s termination of employment. Any severance payments (other than the Accrued Benefits) that would otherwise be made to the Executive prior to the sixtieth (60th) day following his termination of employment shall instead be withheld by the Company and paid to the Executive in a lump sum on the first payroll date coincident with or next following the sixtieth (60th) day after such termination of employment.

4.10 Post-termination Obligation. Upon the Executive’s termination of employment for any reason, the Executive shall, unless otherwise specified by the Board, immediately, automatically and without claim for compensation be deemed to have resigned from all positions and offices held by the Executive in the Company and its affiliates and the Executive will promptly execute such documents and take such actions as may be requested by the Board to further evidence the same.

5. Location. During the Term, the Executive’s primary place of employment shall be in Pampa, Texas, and the Executive shall be required to travel as needed.

6. Confidentiality. The Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information (as herein defined). The parties hereto recognize that the services to be performed by the Executive pursuant to this Agreement are special and unique, and that by reason of his employment by the Company, the Executive will acquire Confidential Information. The Executive recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of the Executive. The Executive further acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of the Executive’s employment with the Company pursuant to this Agreement, the Company’s provision of Confidential Information to the Executive, and other good and valuable consideration, the Executive agrees that at all times from and after the Effective Date, he will not, directly or indirectly, use for the benefit of himself or any third party or disclose to any person, firm, company or other entity (other than the Company or its affiliates) any Confidential Information without the prior written consent of the Board, except (i) as required in the performance of his duties hereunder or (ii) to the extent that (a) any such Confidential Information becomes generally available to the public, other than as a result of a breach by the Executive of this Agreement or (b) the Executive is required by law to disclose any Confidential Information (provided that in such case, the Executive shall (1) provide the Board with the earliest notice possible that such disclosure is or may be required, (2) cooperate with the Company, at the Company’s expense, in protecting, to the maximum extent legally permitted, the confidential or proprietary nature of such Confidential Information and (3) disclose only that Confidential Information which he is determined to be legally required to disclose). The obligations of the Executive under this Section 6 shall survive any termination of this Agreement or his employment with the Company.

During the Term, the Executive shall take all actions necessary to protect the integrity of the business plans, customer lists, statistical data and compilations, agreements, contracts, manuals or other materials, in whatever form, of the Company and its affiliates that contain Confidential Information, and upon the termination of the Executive’s employment, the Executive agrees that all Confidential Information in his possession or under his control, directly or indirectly, that is in writing, computer generated, or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any person or entity, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication. The Executive agrees that the provisions of this Section 6 are reasonable and necessary to protect the proprietary rights of the Company and its affiliates in the Confidential Information and its and their trade secrets, goodwill and reputation.

For purposes hereof, the term “Confidential Information” means all confidential, proprietary, or non-public information (in whatever form) heretofore or hereafter developed or used by the Company or any of its affiliates relating to the Business (as herein defined), and/or the operations, employees, assets, properties, capitalization, customers, suppliers and distributors of the Company and its affiliates, including, but not limited to, customer lists, customer orders, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements, business techniques, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Company and/or its affiliates, and all trademarks, tradenames (including all rights to the tradename and trademark “Bourland & Leverich,” “B&L” or any similar names or slogans), copyrights and patents, and applications therefor, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers, irrespective of whether any of the foregoing constitute a trade secret under any applicable law.

For purposes hereof, the term “Business” means any business or enterprise engaged in (i) providing and/or selling and/or distributing (x) oil country tubular goods, (y) prime steel plate or steel components or (z) industrial steel pipe, including large OD pipe, heavy wall and X-grade pipe, DSAW, seamless, continuous weld, ERW pipe and abrasive resistant pipe (mine pipe), and valves, alloy pipe, flanges and fittings, welded fittings and flanges (high yield, stainless, exotic, carbon, chrome and low temp) per ANSI B16.9 and B16.5 (commodity lines and specials, i.e. anchor flanges and swivel ring flanges), forged steel fittings, outlets, pipe nipples, swage nipples, hot induction bends and Pikotek gaskets/ insulation kits, stainless steel and other nickel alloy and hastelloy pipe, valves, fittings and flanges, including all chrome grades (collectively, “Products”), (ii) any business that uses any trademark, trade names or slogans similar to the “Bourland & Leverich” or “B&L” trade names (including any associated logos, designs or trade dress) or slogans or (iii) any business, other than as described in clauses (i) and (ii) above, of a nature engaged in (or contemplated) by the Company or any of its affiliates at any time during the twelve (12) month period immediately preceding the Executive’s termination of employment with the Company.

7. Non-Competition; Non-Solicitation.

7.1. Non-Competition. The Executive acknowledges and agrees that during the Term, he will receive Confidential Information. In consideration of the Company’s provision of such Confidential Information to the Executive, and other good and valuable consideration, the Executive agrees that during his employment with the Company and for a period of twenty-four (24) months following the Executive’s termination of employment with the Company, the Executive will not, directly or indirectly, whether for himself or on behalf of any other person or entity, engage in, own (other than as the holder of less than one percent (1%) of the outstanding shares of a corporation whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business that competes, directly or indirectly, with the Business or is otherwise engaged in activities competitive with the Business, including without limitation the sale and/or distribution of any Products, in each and every area where the Company is engaged in the Business or the sale and/or distribution of the Products, including, without limitation, each and every geographical area set forth on Exhibit B (the “Restricted Area”). The Executive agrees that the Restrictive Area is reasonable taking into consideration the national nature of the Company’s business and the Executive’s role in such business.

7.2. Non-Solicitation. The Executive acknowledges and agrees that during the Term, he will receive Confidential Information. In consideration of the Company’s provision of such Confidential Information to Executive, and other good and valuable consideration, the Executive agrees that during his employment with the Company and for a period of twenty-four (24) months following the Executive’s termination of employment with the Company, the Executive will not, either directly or indirectly, and whether for himself or on behalf of any other person, company, firm or other entity; (i) seek to persuade any employee or consultant of the Company or any of its affiliates to discontinue or diminish his or her status or employment therewith or seek to persuade any employee, former employee, or exclusive consultant of the Company or any of its affiliates to become employed or to provide consulting or contract services to a business competitive with the Business; (ii) solicit, employ or engage, or cause to be solicited, employed, or engaged, any person who is or was employed by the Company or any of its affiliates at any time during the twenty-four (24) month period prior to the termination of Executive’s employment with the Company; or (iii) solicit, encourage, or induce any contractor, agent, client, customer, supplier, or the like of the Company or any of its affiliates to terminate or diminish its/his relationship with the Company or any of its affiliates, or to refrain from entering into a relationship with the Company or any of its affiliates, including without limitation any prospective contact, contractor, agent, client, customer, or the like of the Company or any of its affiliates.

7.3 Survival of Obligations. The obligations of the Executive under this Section 7 shall survive any termination of this Agreement or his employment with the Company in accordance with the terms of this Section 7. The Executive and the Company agree and intend that the Executive’s obligations under this Section 7 be tolled during any period that the Executive is in breach of any of the obligations under this Section 7, so that the Company is provided with the full benefit of the restrictive periods set forth herein.

8. Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law (including without limitation, the right to seek monetary damages), if the Executive breaches any of the provisions contained in Sections 6 or 7, the Company (i) shall have the rights set forth under Section 9 of this Agreement, (ii) shall have the right to immediately terminate all payments and benefits due under this Agreement (including under Section 4), except for any Accrued Benefits and (iii) shall have the right to injunctive relief, without the requirement to prove actual damages or to post any bond or other security, and obtain the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Agreement. The Executive acknowledges that his breach of Sections 6 or 7 would cause irreparable injury to the Company and that money damages alone would not provide an adequate remedy for the Company. The Executive further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in Sections 6 or 7 and (ii) the circumstances of the Executive’s termination of employment with the Company will have no impact on his obligations under Sections 6 or 7.

9. Forfeiture for Breach of Confidentiality, Non-Competition and Non-Solicitation Provisions and Cessation of Payments. In the event that the Executive breaches any of his obligations set forth in Sections 6 or 7 of this Agreement, the Executive, at the sole discretion of the Company, within five business days after written notice of breach is provided by the Company to the Executive, shall repay to the Company, in cash, the actual amount of any payments made by the Company to the Executive or on the Executive’s behalf under Section 4 of the Agreement (except for the Accrued Benefits).

10. Authority. The Executive shall have no authority to enter into contracts on behalf of the Company or to obligate payment on behalf of the Company, except as part of the Executive’s duties, or as approved by the Board in writing.

11. Rules, Regulations and Laws. The Executive at all times agrees to follow and not violate any rules, regulations and laws of any government or government agency.

12. Governing Law; Venue. This Agreement shall be governed by and in accordance with the laws of the State of Texas without regard to the conflict of law rules thereof. All disputes arising in connection with this Agreement shall be brought exclusively in the Federal courts (if the Federal courts have jurisdiction over such dispute) or in the state courts (if the Federal courts do not have jurisdiction over such dispute) in the state of Texas and the Executive and the Company each waive any claim that such jurisdiction is an inconvenient forum or an improper forum based on lack of venue.

13. Waiver of Jury Trial. THE COMPANY AND THE EXECUTIVE EACH HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF ANY ISSUES OR QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT.

14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Specifically, but without limitation, the parties agree that if any court of competent jurisdiction finds that any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in Section 7 is overly broad or unenforceable, then such words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs shall be deemed reduced or amended to be enforceable to the maximum extent allowable under applicable law.

15. Successors; Binding Agreement. This Agreement shall be binding on the parties hereto and shall inure to the benefit of their respective heirs, personal representatives, successors and assigns; provided, that this Agreement is personal to the Executive and may not be delegated or assigned by him. This Agreement may be assigned by the Company without the consent of the Executive to one of its subsidiaries.

16. Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service as follows:

(a)	If to the Executive:

at his then current address included in the employment records of the Company; or

(b)	If to the Company:

Bourland & Leverich Supply Co. LLC

c/o Jefferies Capital Partners

520 Madison Avenue

10th Floor

New York, New York 10022

Attention: James Luikart and Nicholas Daraviras

Fax No.: (646) 786-5103

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Attention: Carmen J. Romano, Esq.

Fax No.: (215) 994-2222

17. Section 409A Compliance. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement are not exempt from or compliant with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s termination, then such payment or benefit required under this Agreement shall not be paid (or commence) during the six (6) month period immediately following the Executive’s termination except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment, without interest, on the earlier of (a) the first business day of the seventh month following the Executive’s termination or (b) the tenth business day following the Executive’s death.

18. General. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supercedes any pre-existing or other written or oral agreement or communication between the Executive and the Company concerning the subject matter hereof. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof. All payments and benefits due to the Executive under this Agreement or otherwise shall be subject to withholding on account of federal, state and local taxes, as determined by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound, as of the day and year first above written.

EXECUTIVE:

/s/ Robert Dvorak

Robert F. Dvorak

COMPANY:

Bourland & Leverich Supply Co. LLC

By:	/s/ Nicholas Daraviras

Name:	Nicholas Daraviras
Title:	Vice President

EXHIBIT A

Compensation and Benefits

BASE SALARY: $225,000

BONUS PERCENTAGE: 25% of Base Salary

EXHIBIT B

Restricted Areas

Alabama

California

Colorado

Illinois

Louisiana

Mississippi

Nebraska

New Mexico

New York

North Dakota

Oklahoma

Pennsylvania

South Dakota

Texas

Virginia

West Virginia

Wyoming

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